EXHIBIT 5.1

[Letterhead of Stubbs Alderton & Markiles]

August 31, 2011

Atrinsic, Inc.
469 7th Avenue, 10th Floor
New York, NY 10018

Re:	Atrinsic, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3/A (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Atrinsic, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 6,625,395 shares of common stock of the Company (the "Shares") including 2,666,196  shares of Common Stock (the “Note Shares”) that may be issued upon the conversion of convertible promissory notes held by the selling stockholders (the “Notes”) and 3,959,199 shares of Common Stock (the "Warrant Shares") that may be issued upon the exercise of warrants held by the selling stockholders (the “Warrants”)..

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that (i) upon the issuance of the Note Shares against consideration therefore pursuant to the terms and conditions set forth in the Notes, the Note Shares will be legally issued, fully-paid and non-assessable shares of Common Stock of the Company under the laws of the State of Delaware and (ii) upon the issuance of the Warrant Shares against consideration therefore pursuant to the terms and conditions set forth in the Warrants, the Warrant Shares will be legally issued, fully-paid and non-assessable shares of Common Stock of the Company under the laws of the State of Delaware.

We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

Very truly yours,

/s/ Stubbs Alderton & Markiles, LLP

STUBBS ALDERTON & MARKILES, LLP